Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Spectrum Brands Holdings, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-167569, No. 333-167574, and No. 333-172598) on Form S-8 of Spectrum Brands Holdings, Inc. of our report dated November 21, 2012, with respect to the consolidated statements of financial position of Spectrum Brands Holdings, Inc. and subsidiaries as of September 30, 2012 and 2011, and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2012, and the related financial statement schedule II, and our report dated November 21, 2012 with respect to the effectiveness of internal control over financial reporting as of September 30, 2012, which reports appear in the annual report on Form 10-K of Spectrum Brands Holdings, Inc.
/s/ KPMG LLP
Milwaukee, Wisconsin
November 21, 2012